Exhibit 107
Calculation of Filing Fee Tables (1)
Form 424(b)(2)
(Form Type)
ALLETE, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities
	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, without par value	Rule 457(r)	3,680,000(2)	$63.00	$231,840,000	0.0000927	$21,491.57
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amount					$231,840,000		$21,491.57
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$21,491.57

(1)
These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table in ALLETE, Inc.’s Registration Statement on Form S-3 (File No. 333-232905), which was filed on July 31, 2019. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)
Includes 480,000 shares of Common Stock, without par value, of ALLETE, Inc. issuable upon exercise of the underwriters’ option.